Zayo Group, LLC Reports Financial Results for the First Fiscal Quarter Ended September 30, 2013

First fiscal quarter net loss of $27.9 million on revenue of $264.3 million.
First fiscal quarter 2013 Adjusted EBITDA of $155.4 million representing $621.4 million of annualized Adjusted EBITDA.

BOULDER, Colo., November 8, 2013 - Zayo Group, LLC (“Zayo Group” or “the Company”), a leading provider of bandwidth infrastructure and network-neutral colocation and connectivity services, announced results for the three months ended on September 30, 2013.
First fiscal quarter revenue of $264.3 million grew 10% over the previous quarter on an annualized basis, largely a function of organic growth associated with positive net installations, and to a smaller extent, acquisition-related growth. Adjusted EBITDA of $155.4 million increased 39% over the previous quarter on an annualized basis, as the Company recorded a $10.2 million charge for lease termination costs in the previous quarter. Excluding this charge in the previous quarter, Adjusted EBITDA for the quarter ended June 30, 2013 would have been $151.9 million, representing $607.6 million on an annualized basis. This would represent 10% growth over the previous quarter on an annualized basis.
During the three months ended September 30, 2013, capital expenditures were $86.7 million, which included adding 154 route miles and 1,790 buildings to the network. The Company had $92.4 million of cash and $243.4 million available under its revolving credit agreement as of September 30, 2013.
Financial Highlights

•	Zayo Group generated quarterly revenue of $264.3 million; a $6.1 million sequential quarter increase representing 10% annualized sequential growth

•	Gross profit for the quarter increased $5.2 million from the previous quarter reaching $229.5 million for a gross profit percentage of 87%

•
Adjusted EBITDA for the first fiscal quarter was $155.4 million, which was $13.7 million higher than the prior quarter, as the Company recorded a $10.2 million charge for lease termination costs in the previous quarter

•	Quarterly revenue and Adjusted EBITDA increased by $32.8 million and $31.0 million, respectively over the first quarter of fiscal year 2013

•	Net loss decreased by $37.7 million from the first quarter of fiscal year 2013

Recent Developments
Access Communications Purchase Agreement
On August 13, 2013, Zayo Group, LLC ("Zayo" or the “Company”) entered into a Stock Purchase Agreement (the "Agreement") with Access Communications, Inc. ("Access"), a Minnesota corporation, and shareholders of Access. The acquisition of Access closed on October 1, 2013. Upon the close of the Access acquisition, Zayo acquired 100 percent of the equity interest in Access. The purchase price, subject to certain post-closing adjustments, was $40.1 million and was paid with cash on hand.
Access is a provider of metro bandwidth infrastructure services that owns and operates a 1,054 mile fiber network that covers the greater Minneapolis-St. Paul metropolitan area, connecting more than 500 on-net buildings, including the area's major data centers and carrier hotel facilities. Access is primarily focused on providing dark fiber services to a concentrated set of Minneapolis area carrier, enterprise and governmental customers, particularly within the education segment.
FiberLink, LLC Purchase Agreement
On October 2, 2013, Zayo Group, LLC ("Zayo" or the “Company”) entered into a Membership Interest Purchase Agreement (the "Agreement") with FiberLink, LLC ("FiberLink"), an Illinois limited liability company, and the sellers of FiberLink. The agreement was consummated on the same date, at which time the Company acquired 100 percent of the equity interest in FiberLink. The purchase price of $43.0 million, subject to certain customary post-closing adjustments, was paid with available funds drawn on the Company's $250.0 million Revolving Credit Facility.
FiberLink is a Midwest-based dark fiber operator. The FiberLink business is built upon a highly unique route between Chicago and Denver. FiberLink’s primary route brings to Zayo more than 1,200 route miles of network running from downtown Chicago through Des Moines and Omaha to downtown Denver. With this acquisition, Zayo now offers approximately 26,000 routes miles of dark fiber with associated colocation and technical support services.

First Fiscal Quarter Financial Results
Three Months Ended September 30, 2013 and June 30, 2013
Figure 1.0

($ in millions)	Three months ended
	September 30,	June 30,
	2013	2013
Revenue	$264.3	$258.2
Annualized revenue growth	9%
Gross profit	229.5	224.3
Gross profit %	87%	87%
Operating income	31.5	22.7
Loss from continuing operations before provision for income taxes	(19.4)	(14.9)
Provision for income taxes	8.5	9.5
Net loss	$(27.9)	$(24.4)

Adjusted EBITDA	$155.4	$141.7
Purchases of property and equipment, net	86.7	101.9
Unlevered free cash flow (deficit)	$68.7	$39.8
Annualized Adjusted EBITDA growth	39%
Adjusted EBITDA margin	59%	55%

The sequential quarterly revenue increase of $6.1 million was the result of organic growth and to a smaller extent, acquisition-related growth. The Company generated additional monthly revenue of $4.6 million associated with gross installations accepted in the quarter ended September 30, 2013. The increase in revenue related to organic growth was partially offset by total customer churn of $3.7 million in monthly revenue during the quarter. Approximately 74% of churn processed was related to hard disconnects; 23% was related to negative price changes; and 3% was associated with upgrades. Acquisition-related growth represented approximately $2.1 million of the sequential quarterly revenue increase.
The Company’s gross profit percentage remained consistent, while the Adjusted EBITDA margin increased by 4% as compared to the prior quarter. The increase in the Adjusted EBITDA margin was attributable to a $10.2 million charge for lease termination costs recorded in the prior quarter related to exit activities initiated for unutilized office space and technical facilities. Integration activities associated with acquisitions completed during fiscal years 2012 and 2013 resulted in the Company’s determination that certain facilities under lease would not be used by the Company in the future. Adjusted EBITDA margin would have been 59% for the current quarter, a 1% increase over the prior quarter excluding the impact of this charge.
Net loss increased by $3.5 million in the quarter ended September 30, 2013 as compared to the previous quarter’s net loss of $24.4 million. The increase in net loss is due to unfavorable movements in interest rates that decreased the fair value of the Company’s interest rate swaps, which resulted in a $10.0 million increase to interest expense during the first fiscal quarter as compared to the previous quarter. There was also a $5.0 million increase in stock-based compensation expense due to common unit grants which vested during the first quarter and the re-measurement at fair value of the vested common units. Finally, in the previous quarter, a $10.2 million charge for lease termination costs related to exit activities initiated for unutilized office space and technical facilities was recognized.

Three Months Ended September 30, 2013 and September 30, 2012
Figure 1.1

($ in millions)	Three months ended
	September 30,	September 30,
	2013	2012
Revenue	$264.3	$231.5
Revenue growth	14%
Gross profit	229.5	198.8
Gross profit %	87%	86%
Operating income	31.5	23.0
Loss from continuing operations before provision for income taxes	(19.4)	(104)
Provision/(benefit) for income taxes	8.5	(36.6)
Earnings from discontinued operations, net of income taxes	—	1.8
Net loss	$(27,900)	$(65,600)

Adjusted EBITDA	$155.4	$124.4
Purchases of property and equipment, net	86.7	66.7
Unlevered free cash flow	$68.7	$57,800
Adjusted EBITDA growth	25%
Adjusted EBITDA margin	59%	54%

Revenue increased $32.8 million over the first quarter of fiscal year 2013 principally as a result of organic growth related to sales efforts and expansion of the network and acquisition-related activities during fiscal year 2013 and 2014. As a result of internal sales efforts since September 30, 2012, the Company has entered into $1,148 million of gross new sales contracts, which will represent an additional $19.3 million in monthly revenue once installation on those contracts is accepted. Since September 30, 2012, the amount of gross installations accepted resulted in additional monthly revenue of $18.8 million as of September 30, 2013. This increase in revenue related to our organic growth was partially offset by total customer churn of $14.0 million in monthly revenue since September 30, 2012.
Gross profit increased $30.7 million over the first quarter of fiscal year 2013, primarily as a result of organic revenue growth. The gross profit percentage for the quarter ended September 30, 2013 increased 1% compared to the same quarter in the prior year, primarily as a result of synergies realized related to our previous acquisitions and gross profit on newly installed revenue continuing to exceed the gross profit on revenue churned. This gross profit profile is reflective of the Company’s strategy to deploy capital in network expansion and sell largely “on-net” services.
Net loss decreased by $37.7 million for the first quarter of fiscal year 2014 as compared to the first quarter of fiscal year 2013. This is primarily due to the recognition of a $65.0 million loss on extinguishment of debt recorded during the first quarter of fiscal year 2014 related to financing transactions completed in that quarter. In addition, interest expense decreased by $11.1 million in the first quarter of fiscal year 2014 as compared to the first quarter of fiscal year 2013 due to the Company’s amendment of its credit facilities during fiscal year 2013 to lower its stated interest rates on these debt instruments, in addition to quarterly principal payments on the Company’s term loan facility reducing its outstanding debt obligations. Further, transaction costs associated with acquisition-related activities were $10.8 million higher in the first quarter of fiscal year 2013 than in the first quarter of fiscal year 2014. Finally, revenue increased by $32.8 million for the first quarter of fiscal year 2014 as compared to the same period in fiscal year 2013 due to the Company’s fiscal year 2013 and 2014 acquisitions and organic growth. These were offset by income tax expense recorded in the first fiscal quarter of 2014 for $8.5 million as compared to an income tax benefit of $36.6 million recorded for the first quarter of fiscal year 2013. There was also a $32.2 million increase in stock-based compensation expense due to common unit grants issued and vested during fiscal year 2013 and 2014 and the re-measurement at fair value of the vested common units.
Adjusted EBITDA increased $31.0 million as compared to the first quarter of fiscal year 2013, due to the Adjusted EBITDA contribution from the fiscal year 2013 acquisitions, synergies realized and organic revenue growth.

Conference Call
Zayo Group will hold a conference call to report fiscal year first quarter 2014 results at 11:00 a.m. EST,
November 8, 2013.  The dial in number for the call is (800) 736-4610.  A live webcast of the call can be found in the investor relations section of Zayo’s website or can be accessed directly at https://cc.readytalk.com/r/ebbz1nojtm5l&eom. During the call, the Company will review an earnings supplement presentation that summarizes the financial results of the quarter, which can be found at http://www.zayo.com/financial-earnings-release.

About Zayo Group
Based in Boulder, Colorado, privately owned Zayo Group (www.zayo.com) is a provider of fiber-based bandwidth infrastructure and network-neutral colocation and connectivity services.  Zayo Group is organized into autonomous operating segments supporting customers who require lit and dark fiber services and carrier-neutral colocation.  Zayo Group’s business units provide these services over international, national, regional, metro and fiber-to-the-tower networks.

Forward Looking Statements
Information contained or incorporated by reference in this earnings release, in other SEC filings by the Company, in press releases and in presentations by the Company or its management that are not historical by nature constitute “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the Company’s financial and operating prospects, current economic trends, future opportunities, ability to retain existing customers and attract new ones, outlook of customers, and strength of competition and pricing. In addition, there is risk and uncertainty in the Company’s acquisition strategy including its ability to integrate acquired companies and assets. Specifically there is a risk associated with the Company’s recent acquisition of Core NAP and the benefits thereof, including financial and operating results and synergy benefits that may be realized from these acquisitions and the timeframe for realizing these benefits. Other factors and risks that may affect the Company’s business and future financial results are detailed in the Company’s SEC filings, including, but not limited to, those described under “Risk Factors” within the

Company’s Annual Report on Form 10-K. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.
This earnings release should be read together with the Company’s unaudited consolidated financial statements and notes thereto for the quarter ended September 30, 2013 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2013.

Non-GAAP Financial Measures
The Company provides financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net earnings or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of liquidity.
“Adjusted EBITDA” is defined as EBITDA from continuing operations adjusted to exclude transaction costs, stock-based compensation, and certain non-cash and non-recurring items. Management uses EBITDA and Adjusted EBITDA to evaluate operating performance, and these financial measures are among the primary measures used by management for planning and forecasting future periods. The Company further believes that the presentation of EBITDA and Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as substitutes for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

•	does not reflect cash required to pay income taxes.
The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion.
Because the Company has acquired numerous entities since inception and incurred transaction costs in connection with each acquisition, has borrowed money in order to finance operations, has used capital and intangible assets in the business, and because the payment of income taxes is necessary if taxable income is generated, any measure that excludes these items has material limitations. As a result of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to invest in the growth of the business or as measures of liquidity.
In addition to Adjusted EBITDA, management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Adjusted EBITDA is a performance, rather than cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations. Gross profit, defined as revenue less operating costs, excluding depreciation and amortization, is used by management to assess profitability prior to selling, general and administrative expenses, stock-based compensation and depreciation and amortization.

Consolidated Financial Information- Unaudited
Zayo Group
Consolidated Statements of Operations
Figure 1.2

($ in thousands)	Three months ended September 30,
	2013	2012
Revenue	$264,345	$231,502
Operating costs and expenses
Operating costs, excluding depreciation and amortization	34,882	32,717
Selling, general and administrative expenses, excluding stock-based compensation	74,732	85,792
Stock-based compensation	42,684	10,481
Selling, general and administrative expenses	117,416	96,273
Depreciation and amortization	80,575	79,549
Total operating costs and expenses	232,873	208,539
Operating income	31,472	22,963
Other expenses
Interest expenses	(51,497)	(62,555)
Loss on extinguishment of debt	—	(64,975)
Other income, net	663	585
Total other expense	(50,834)	(126,945)

Loss from continuing operations before provision for income taxes	(19,362)	(103,982)
Provision/(benefit) for income taxes	8,534	(36,588)
Loss from continuing operations	(27,896)	(67,394)
Earnings from discontinued operations, net of income taxes	—	1,808
Net loss	$(27,896)	$(65,586)

Zayo Group
Consolidated Balance Sheets
Figure 1.3

($ in thousands)
	September 30,	June 30,
	2013	2013
Assets
Current assets
Cash and cash equivalents	$92,433	$88,148
Trade receivables, net	62,536	67,811
Due from related parties	533	622
Prepaid expenses	18,673	19,188
Deferred income taxes	30,600	30,600
Other assets	1,989	2,851
Total current assets	206,764	209,220

Property and equipment, net	2,448,764	2,411,220
Intangible assets, net	627,194	636,258
Goodwill	685,284	682,775
Debt issuance costs, net	95,901	99,098
Deferred tax assets, net	53,732	60,036
Other assets	28,860	29,284
Total assets	$4,146,499	$4,127,891

Liabilities and member's equity
Current liabilities
Current portion of long-term debt	$16,200	$16,200
Accounts payable	20,922	33,477
Accrued liabilities	112,440	115,932
Accrued interest	26,387	55,048
Capital lease obligations, current	7,612	6,600
Deferred revenue, current	54,613	35,977
Total current liabilities	238,174	263,234
Long-term debt, non-current	2,811,323	2,814,505
Capital lease obligations, non-current	15,685	6,567
Deferred revenue, non-current	334,386	326,180
Stock-based compensation liability	201,063	158,520
Deferred tax liabilities, net	7,374	5,560
Other long term liabilities	19,775	19,892
Total liabilities	3,627,780	3,594,458

Member's equity
Member's interest	707,713	703,963
Accumulated other comprehensive income/(loss)	4,704	(4,755)
Accumulated deficit	(193,698)	(165,775)
Total member's equity	518,719	533,433
Total liabilities and member's equity	$4,146,499	$4,127,891

Zayo Group
Consolidated Statements of Cash Flows
Figure 1.4

($ in thousands)
	Three months ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(27,896)	$(65,586)
Earnings from discontinued operations	—	1,808
Loss from continuing operations	(27,896)	(67,394)
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	80,575	79,549
Loss on extinguishment of debt	—	64,975
Provision for bad debt expense	409	535
Non-cash interest expense	6,512	8,642
Stock-based compensation	42,684	10,481
Additions to deferred revenue	24,032	2,899
Amortization of deferred revenue	(12,139)	(9,624)
Deferred income taxes	8,603	(39,064)
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	5,604	(16,042)
Prepaid expenses	1,612	4,946
Other assets, current and non-current	(2,307)	(1,291)
Accounts payable and accrued liabilities	(32,567)	41,521
Payables to related parties, net	(140)	(993)
Other liabilities	(1,105)	(70)
Net cash provided by continuing operating activities	93,877	79,070

Cash flows from investing activities:
Purchases of property and equipment	(86,672)	(70,163)
Broadband stimulus grants received	—	3,507
Acquisition of Abovenet, Inc., net of cash acquired	—	(2,212,492)
Acquisition of FiberGate, net of cash acquired	—	(117,548)
MarquisNet purchase consideration returned	—	1,875
Other	(294)	—
Net cash used in investing activities	(86,966)	(2,394,821)

Cash flows from financing activities:
Equity contributions	1.881	337,203
Proceeds from long term-debt	—	2,840,000
Principal repayments on long-term debt	(4,050)	(697,475)
Change in restricted cash, net	—	22,415
Principal repayments on capital lease obligations	(397)	(378)
Payment of deferred debt issuance costs	(183)	(82,508)
Payment of early redemption fees on debt extinguished	—	(39,797)
Cash contributed to ZPS	—	(2,424)
Net cash (used in)/provided by financing activities	(2,749)	2,377,036

Cash flows from discontinued operations:
Operating activities	—	1,544
Net cash provided by discontinued operations	—	1,544
Effect of changes in foreign exchange rates on cash	123	208
Net increase in cash and cash equivalents	4,285	63,037
Cash and cash equivalents, beginning of period	88,148	150,693
Cash and cash equivalents, end of period	$92,433	$213,730

Zayo Group
Reconciliation of Non-GAAP Financial Measures
Figure 1.5

Adjusted EBITDA and Cash Flow Reconciliation
($ in millions)	Three months ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Net loss	$(27.9)	$(24.4)	$(65.6)
Earnings from discontinued operations	—	—	(1.8)
Interest expense	51.5	37.6	62.6
Benefit/(provision) for income taxes	8.5	9.5	(36.6)
Depreciation and amortization	80.6	80.2	79.5
Transaction costs	0.6	1.1	11.3
Stock-based compensation	42.7	37.7	10.5
Loss on extinguishment of debt	—	—	65.0
Foreign currency gain on intercompany loan	(0.6)	—	(0.6)
Adjusted EBITDA	$155.4	$141.7	$124.4
Purchases of property and equipment, net	86.7	101.9	66.7
Unlevered Free Cash Flow, as defined	$68.7	$39.7	$57.8

Investor Relations:
(303) 381-3339
ir@zayo.com